CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.43

DEVICE DEVELOPMENT AND SUPPLY AGREEMENT

This Device Development and Supply Agreement (“Agreement”) is made this 1st day of December, 2022 by and among Mainbridge Health Partners, LLC, with its principal place of business at 30399 North Chardon Lane; Grayslake IL 60030, (“Mainbridge”), Liquidia PAH, LLC, with its principal place of business at 419 Davis Drive, Suite 100, Morrisville, NC 27560 (“Liquidia”) and Sandoz Inc., with its principal place of business at 100 College Road West, Princeton, NJ, 08540 (“Sandoz” and, collectively with Mainbridge and Liquidia, the “Parties” and each a “Party”).

RECITALS

A.Mainbridge is exclusive North American distributor for certain infusion pump technology and products, and related supplies and peripherals. The Pumps deliver precise subcutaneous micro-dose infusion of medication. The Pumps are not currently approved by the FDA or configured for the administration of treprostinil.

B.Liquidia and Sandoz promote, sell and commercialize Sandoz’s generic treprostinil for parenteral administration (“Treprostinil”) in the United States, its territories and possessions (the “Territory”).

C.Liquidia, Sandoz and Mainbridge desire to work together to (i) develop a version of the Pump that is suitable for the administration of Treprostinil, (ii) obtain FDA approval for the Pump, including use of the Pump for administration of Treprostinil, and (iii) make the Pumps and related Consumables available for use in administering Treprostinil, when such Pumps are approved by the FDA, through Liquidia, Sandoz and/or one or more specialty pharmacy companies to be chosen by Liquidia and Sandoz from time to time (with any specialty pharmacies so designated at any given time being referred to herein a the “Designated Specialty Pharmacy”).

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Definitions

As used herein, the following terms shall have the meanings set forth below:

“Agreement” has the meaning set forth in the preamble.

"Agreement Coordinator” has the meaning set forth in Section 9.5.

"Applicable Purchaser" has the meaning set forth in Section 3.1.

"Bankruptcy” has the meaning set forth in Section 10.3.

“cGMP” shall mean the current and any future good manufacturing practices and quality system regulations promulgated by the FDA under the authority of the Federal Food, Drug and Cosmetic Act, as amended, as set forth in 21 C.F.R. Parts 210, 211, and 820 or the counterpart laws and regulations set forth by a regulatory authority of a country in which the Pumps or Consumables shall be manufactured or sold, and if the Pumps or Consumables are manufactured outside of the Territory, the current and any future good manufacturing practices and quality system regulations in the country(ies) in which the Pumps or Consumables, as applicable, are manufactured.

"Confidential Information” has the meaning set forth in Section 13.1.

“Consumables” means (a) the items listed under the heading “Consumables” in Section 7.1 below and described in detail in Exhibit A, including any additions thereto from time to time, and (b) any supplies or consumables related to the Pump that are introduced after the date hereof.

“Designated Specialty Pharmacy” has the meaning set forth in the recitals.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Development Work” has the meaning set forth in Section 2.1.2.

"Discloser” has the meaning set forth in Section 13.1.

“FDA” has the meaning set forth in the recitals.

“FDA Approval Date” means the first date on which the FDA sends a 510(k) letter that that the Pumps can be marketed in the U.S.

“First Sale Date” means the shipment of the Pumps by Mainbridge to Liquidia, Sandoz or the Designated Specialty Pharmacy after the FDA Approval Date

"Initial Pricing Period” has the meaning set forth in Section 7.1.

"Initial Term” has the meaning set forth in Section 10.1.

“Liquidia” has the meaning set forth in the preamble.

"Liquidia/Sandoz Development Work” has the meaning set forth in Section 2.1.2.

"Liquidia/Sandoz Indemnitee” has the meaning set forth in Section 11.2.

"Liquidia/Sandoz Indemnitee Claim” has the meaning set forth in Section 11.2.

"Liquidia/Sandoz Proposed Change” has the meaning set forth in Section 4.2.

“Mainbridge” has the meaning set forth in the preamble.

"Mainbridge Development Work” has the meaning set forth in Section 2.1.1.

"Mainbridge Proposed Change” has the meaning set forth in Section 4.1.1.

"Material Breach” has the meaning set forth in Section 10.3.

“Milestone Payments” has the meaning set forth in Section 6.1 below.

“Other Treprostinil” has the meaning set forth in Section 8.1.

“Party” or “Parties” has the meaning set forth in the preamble.

“Pump” means the infusion pump with the specifications in Exhibit B, and such modifications and upgrades of such pump as allowed or required under this Agreement.

"Pump Complaint” has the meaning set forth in Section 5.9.

“Pump Manufacturer” means the manufacturer (identified in Exhibit B) of the Pump.

"Recipient” has the meaning set forth in Section 13.1.

"Renewal Term” has the meaning set forth in Section 10.2.

“Sandoz” has the meaning set forth in the preamble.

“Supply Agreement” has the meaning set forth in Section 3.1 below.

"Technical Support Office” has the meaning set forth in Section 9.3.

“Term” has the meaning set forth in Section 10.2 below.

“Territory” has the meaning set forth in the recitals.

“Treprostinil” has the meaning set forth in the recitals.

“Treprostinil Infusion Pumps” means those Pumps designated for the dispensing of Treprostinil.

Development of Pumps and Consumables for Administration of Treprostinil

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Development of Pump.

1.1.1.Mainbridge shall perform all development, validation and testing activities required to obtain FDA clearance for the Pump and Consumables (the "Mainbridge Development Work").  Mainbridge shall carry out all of the Mainbridge Development Work under this Agreement in a timely, diligent, efficient and skillful manner, consistent with the high professional standards common in the medical device development market. Mainbridge will furnish competent employees to perform its activities under this Agreement. Mainbridge represents and warrants that it has any and all necessary licenses and permissions to perform the Mainbridge Development Work and to enter into this Agreement for Liquidia and Sandoz to perform the Liquidia/Sandoz Development Work, including with Pump Manufacturer.
1.1.2.Liquidia and Sandoz shall provide Mainbridge with product requirements for the Pump and Consumables, which Mainbridge agrees to factor into its completion of the Mainbridge Development Work as appropriate, and shall each have the right to review proposed protocols for verification testing and human factor testing and the results of all such testing (the "Liquidia/Sandoz Development Work" and, collectively with the Mainbridge Development Work, the "Development Work"). Liquidia and Sandoz, collectively, shall carry out all of the Liquidia/Sandoz Development Work under this Agreement in a timely, diligent, efficient and skillful manner, consistent with the high professional standards common in the medical device development market. Liquidia and Sandoz or their Affiliates will furnish competent employees to perform its activities under this Agreement.
1.1.3.Each Party is responsible to the other Parties to report promptly any and all events which may affect the timing of the development of the Pump and Consumables or such Party's ability to perform any tasks assigned to it in a timely manner. The target date to complete the development of the Pumps and Consumables and to have commercially available Pumps and Consumables is [***].
1.1.4.In the event the Parties desire a change in the scope of the Development Work, a request for changes must be made in writing and delivered to the other Parties’ Agreement Coordinators. All Parties' Agreement Coordinators shall review the proposed change and either approve it for further investigation or reject it. The investigation shall determine the effect that the implementation of the change shall have on the Development Work including the time to completion. Upon completion of the review, any changes in the Development Work shall be documented in writing and signed by the Parties' respective Agreement Coordinators. If, despite diligent and good faith negotiations, the Parties fail to agree on the character or effect of a change to the Development Work, then the Parties will continue performing the services hereunder without changes.
1.1.5.Each Party will use reasonable efforts to provide to the other Parties with the full measure of cooperation reasonably required to fulfill the objectives of this Agreement with the understanding that obligations or responsibilities for which Sandoz and Liquidia are jointly responsible may be performed by either or both Parties as agreed to between Sandoz and Liquidia as needed. Each Party is further responsible to the other Parties to participate in regular reviews of validation, testing and development, and reviews of any other business issues as they may arise during the Term of this Agreement. The Parties agree to exchange technical and business information pertinent to the Pump and Consumables so that design, development, testing, and conformance to statutory requirements, manufacturing status, service readiness, timing, and costs may be monitored by Liquidia and Sandoz. The Parties will exchange information and assistance which are reasonably necessary for the other Parties to conduct the testing and/or other work hereunder, coordinating all work through their Agreement Coordinators.
1.1.6.Each Party is responsible for providing the necessary systems, personnel, and materials to perform the tasks assigned to it according to the terms of this Agreement. Except as otherwise expressly set forth herein, each Party shall bear all of the costs and expenses incurred by it for any deliverables associated with such Party's Development Work under this Agreement.  Except as otherwise expressly set forth herein or otherwise set forth in a separate written agreement between two or more of the Parties, in no event would any Party be entitled to recoup its costs and expenses incurred in connection with the Development Work.

Regulatory Approval.  Mainbridge shall be responsible for, and bear the cost of, obtaining and maintaining all regulatory approvals and renewals required for Mainbridge to manufacture, market and sell the Pumps and Consumables in the Territory.  Mainbridge shall be responsible for, and bear the cost of, generating and preparing any information needed for regulatory approvals and license maintenance in the Territory.

Supply of Pumps and Consumables

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Purchase of Pumps and Consumables. Consumables and Pumps will be purchased by Liquidia, Sandoz and/or one or more Designated Specialty Pharmacies pursuant to separate purchase agreements (each, a “Supply Agreement”) between Mainbridge and Liquidia, Sandoz and/or a Designated Specialty Pharmacy, as the case may be (with respect to such Supply Agreement, the “Applicable Purchaser”), which will be negotiated between Mainbridge and the Applicable Purchaser in good faith and shall contain terms that are consistent with the terms and conditions of this Agreement and such other terms as are normal and customary in a supply agreement related to medical devices. The prices for the Pumps and Consumables sold to the Applicable Purchaser pursuant to a Supply Agreement shall not exceed those prices set forth in Article 7 of this Agreement. Each of Liquidia and Sandoz shall have the right to add or remove Designated Specialty Pharmacies from time to time, in its sole discretion upon written notice to the other Parties.  In the event Liquidia or Sandoz removes a given specialty pharmacy from the list of Designated Specialty Pharmacies, then Mainbridge shall discontinue sales of Pumps and Consumables to such specialty pharmacy except as may be permitted in Article 8.

Obligations of Mainbridge. Mainbridge shall be responsible only for providing Pumps and Consumables to the Applicable Purchasers pursuant to executed Supply Agreements. Mainbridge shall have no responsibility for providing patients with Treprostinil, Pumps or Consumables.

Provision of Forecasts. Under the terms of each Supply Agreement, on or before the last business day of each calendar quarter during the term of such Supply Agreement, the Applicable Purchaser shall provide Mainbridge with non-binding forecasts of the number of Pumps and Consumables that it will require in the upcoming [***] calendar quarters.

Shipping. Each Supply Agreement shall provide for shipping terms governing sales pursuant to that Supply Agreement.

Title and Risk of Loss. Each Supply Agreement shall provide that title and risk of loss to the Pumps and Consumables shall transfer to the Applicable Purchaser upon delivery of the Pumps and Consumables to the FOB location.

Ordering Lead Times. The lead time for submitting purchase orders for the Pumps under each Supply Agreement shall be (i) [***] for the first order and (ii) [***] from and after the FDA Approval Date. The lead time for submitting purchase orders for the Consumables shall be [***]. Any ordering lead time increase shall be subject to the prior written approval of both Liquidia and Sandoz, which approval shall not be unreasonably withheld, and shall only apply to orders placed after such approval.

Warranty and First Level Support. Under each Supply Agreement, Mainbridge will represent and warrant to the Applicable Purchaser that each Pump and Consumable delivered to the Applicable Purchaser will (i) conform with the specifications approved by the FDA for the Pumps and Consumables, (ii) be manufactured in accordance with all applicable laws and regulations, including cGMP, (iii) not be at the time of delivery adulterated or misbranded within the meaning of any applicable federal, state or municipal law, as such laws are constituted and effective at the time of delivery. The Applicable Purchasers shall be responsible for providing or arranging for first level telephone support with respect to Pumps and Consumables. Pumps and Consumables which breach the applicable warranty or which fail out of the box may be returned to Mainbridge by the Applicable Purchaser, and Mainbridge will repair or replace such defective Pumps and Consumables and provide repaired Pumps and/or Consumables or replacement Pumps and/or Consumables to the Applicable Purchaser free of charge. Mainbridge shall also be responsible for the shipping charges incurred by the Applicable Purchaser in returning to Mainbridge Pumps and Consumables that breach the applicable warranty as well as for shipping charges for the shipment of replacement devices to the Applicable Purchaser.

THE WARRANTIES SET FORTH IN SECTION 3.7 ARE THE SOLE WARRANTIES THAT MAINBRIDGE WILL BE OBLIGATED TO PROVIDE IN THE SUPPLY AGREEMENTS WITH RESPECT TO PUMPS AND CONSUMABLES, AND MAINBRIDGE DOES NOT MAKE, AND HEREBY SPECIFICALLY DISCLAIMS, ANY OTHER WARRANTY OF ANY NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH IN SECTION 5.8 AND SECTION 11.2 BELOW, MAINBRIDGE’S SOLE LIABILITY WITH RESPECT TO, AND THE SOLE REMEDY OF THE APPLICABLE PURCHASERS

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FOR, PUMPS OR CONSUMABLES THAT BREACH THE WARRANTY SET FORTH IN SECTION 3.7,  SHALL BE THE REPAIR OR REPLACEMENT BY MAINBRIDGE OF (OR IF NEITHER OF THE FOREGOING IS POSSIBLE, THE REFUND OF ALL AMOUNTS PAID FOR) SUCH PUMPS AND CONSUMABLES IN ACCORDANCE WITH THE TERMS OF SECTION 3.7 OR THE RECALL PROVISIONS OF SECTION 5.8, AND MAINBRIDGE SHALL HAVE NO OTHER LIABILITY OR OBLIGATION TO THE APPLICABLE PURCHASER WITH RESPECT TO DEFECTIVE PUMPS OR CONSUMABLES. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES UNDER SECTION 11.2, UNDER NO CIRCUMSTANCES SHALL MAINBRIDGE BE LIABLE TO ANY APPLICABLE PURCHASER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFIT, EVEN IF MAINBRIDGE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Sample Pumps. The price for sample Pumps to be used by Liquidia, Sandoz or their agents for marketing and testing shall be as set forth in Section 7.1 of this Agreement.

CHANGES TO PUMPS OR CONSUMABLES

Mainbridge-Initiated Changes. Mainbridge and Pump Manufacturer are free to make changes or modifications to any of the Pumps or Consumables, provided that such initiated changes and modifications to Pumps and Consumables sold to Applicable Purchasers pursuant to Supply Agreements shall be made only as permitted pursuant to this Section 4.1.

1.1.7.Notice of Proposed Changes. If Mainbridge wishes to make any process, design or other change to a Pump or Consumable (a “Mainbridge Proposed Change”), Mainbridge shall give Liquidia and Sandoz prior written notice of such Mainbridge Proposed Change, which notice shall contain a detailed description of the Proposed Change and shall be accompanied by one or more evaluation samples. Mainbridge shall not sell to Liquidia, Sandoz or any Applicable Purchaser any Pumps or Consumables containing a Proposed Change until all of the following have occurred: (a) Section 4.1.2 has been satisfied with respect to the Proposed Change, and (b) all necessary FDA clearances for the Pump and Consumable, with such Mainbridge Proposed Change, have been obtained by Mainbridge. Unless and until all of the foregoing conditions have been satisfied, the then-existing version of Pumps and Consumables being sold to Applicable Purchasers under this Agreement shall continue to be supplied to the Applicable Purchasers pursuant to the terms of this Agreement and the Supply Agreements. For purposes of clarification, the refusal of Liquidia and Sandoz to consent to a Proposed Change shall not affect Mainbridge’s right to sell Pumps and Consumables containing the Proposed Change to Mainbridge customers other than Liquidia, Sandoz and the Applicable Purchasers.
1.1.8.Approval of Changes. Mainbridge shall not, without the prior written consent of Liquidia and Sandoz, make or incorporate in any Pump or Consumable provided under this Agreement, any Mainbridge Proposed Change which adversely affects the intended use, function or quality of such Pump or Consumable for the delivery of Treprostinil.  Mainbridge shall have the right, without the consent of Liquidia, Sandoz or any Applicable Purchaser, to make process, design or other changes to any Pump or Consumable so long as (i) Mainbridge has complied with Section 4.1.1 and (ii) such changes do not adversely affect the intended use, function or quality of such Pump or Consumable in delivering Treprostinil. If either Liquidia or Sandoz does not consent to a Mainbridge Proposed Change, it must notify Mainbridge within 60 days of receipt of the Mainbridge Proposed Change and specify the intended use, function or quality of the Pump or Consumable that is adversely affected by the Mainbridge Proposed Change. If neither Liquidia nor Sandoz notifies Mainbridge within such 60 days, Liquidia and Sandoz will be deemed to have consented to the Mainbridge Proposed Change. If within 60 days receipt of Liquidia’s or Sandoz’s objection to a Mainbridge Proposed Change, the Parties have not come to agreement about how to proceed (if at all) with the Mainbridge Proposed Change, the Parties agree to submit the Mainbridge Proposed Change to an FDA pump expert to be agreed to by all Parties (the “Expert”) for resolution as to whether such Mainbridge Proposed Change adversely affects the intended use, function or quality of such Pump or Consumable. Mainbridge and any Party(ies) objecting to the Mainbridge Proposed Change shall bear the cost of such Expert equally. If the Parties cannot agree to an Expert, each Party shall choose its own Expert and the two chosen Experts will choose a third Expert who will resolve the dispute.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Liquidia/Sandoz-Initiated Changes. Liquidia and Sandoz shall each have the right to request that Mainbridge make changes or modifications to Pumps and Consumables, provided that such changes or modifications shall be made only in accordance with the terms of this Section 4.2. If Liquidia or Sandoz wishes Mainbridge to make a modification or change to a Pump or Consumable (a “Liquidia/Sandoz Proposed Change”), Liquidia or Sandoz, as the case may be, shall provide to Mainbridge a written request for such change. Such request shall contain a detailed description of the Liquidia/Sandoz Proposed Change and the reasons for such Liquidia/Sandoz Proposed Change. Mainbridge shall have the right to consent to, or to refuse to consent to, the implementation of such Liquidia/Sandoz Proposed Change. Without limiting Mainbridge’s right to refuse consent for any reason, Mainbridge may condition its consent to a Liquidia/Sandoz Proposed Change on Liquidia, Sandoz and Mainbridge reaching mutual agreement as to (a) the responsibility for, and allocation of, the costs of implementing the Liquidia/Sandoz Proposed Change, including without limitation, the costs of undertaking the development and engineering work necessary to implement the Liquidia/Sandoz Proposed Change, the costs of any required clinical trials involving Pumps or Consumables incorporating the Liquidia/Sandoz Proposed Change and the costs of obtaining any required new FDA approvals or new FDA clearances for Pumps containing the Liquidia/Sandoz Proposed Change (which allocation shall take into account whether Pumps and consumables that contain the Liquidia/Sandoz Proposed Change will be exclusive to Liquidia and Sandoz), (b) any changes in price from Mainbridge to Liquidia, Sandoz and the Applicable Purchasers for Pumps and Consumables containing the Liquidia/Sandoz Proposed Change, and (c) any changes in the ordering lead time or delivery schedule for Pumps and Consumables containing such Liquidia/Sandoz Proposed Change. Mainbridge shall not be required to sell to Liquidia, Sandoz or any Applicable Purchaser any Pumps or Consumables containing a Liquidia/Sandoz Proposed Change until all of the following have occurred: (a) Mainbridge has consented in writing to the Liquidia/Sandoz Proposed Change, and (b) all necessary FDA clearances have been obtained by Mainbridge. Unless and until all of the foregoing conditions have been satisfied, the then-existing version of Pumps and Consumables being sold to Liquidia, Sandoz and the Applicable Purchasers under this Agreement and the Supply Agreements shall continue to be supplied to Liquidia, Sandoz and the Applicable Purchasers pursuant to the terms of this Agreement and the Supply Agreements.

REGULATORY AND QUALITY MATTERS

Mainbridge Regulatory Approvals. Mainbridge shall be solely responsible for identifying, obtaining and maintaining at its sole cost and expense all FDA and other clearances and/or approvals which are required for the marketing and sale in the Territory of the Pumps and related Consumables. Mainbridge shall submit a 510(k) clearance application to the FDA for the Pumps within [***] of the execution of this Agreement and will use reasonable commercial efforts to obtain 510(k) clearance for the Pumps.

Regulatory Approvals for Treprostinil. Mainbridge shall have no responsibility for identifying, obtaining, and maintaining all FDA and other approvals which are required for the marketing and sale of Treprostinil in the Territory.

Mainbridge Compliance with Applicable Laws. Mainbridge represents and warrants to Liquidia, Sandoz and the Applicable Purchasers that (i) neither it nor any of its affiliates or suppliers, have been debarred by the FDA, nor, to the best of its knowledge, are any such entities subject to an FDA debarment investigation or proceeding and (ii) Mainbridge will perform all relevant quality control and release procedures on Pumps that are supplied to Applicable Purchasers. Notwithstanding the foregoing, it shall not be a breach of this Agreement if during the Term, an affiliate of Mainbridge is debarred by the FDA or subject to an FDA debarment investigation or proceeding (or similar proceeding of the EMEA) so long as such affiliate is not involved in the manufacture or sale of Pumps or Consumables under this Agreement.

Notification of Defects. If any Party, after the FDA Approval Date, becomes aware of a defect or potential defect in a Pump or Consumable, that Party will promptly deliver written notice of the defect or potential defect to the other Parties, and each Party will provide to the other Parties all information and analysis related to the defect or potential defect reasonably requested by the other Parties. Further, Mainbridge will notify Liquidia and Sandoz promptly (but no later than 48 hours) after receipt of (a) any warning, citation, indictment, claim or proceeding issued or instituted by the FDA, any other governmental entity or agency or any third party against Mainbridge or any of its affiliates with respect to any Pump or Consumable (or the manufacture thereof) or (b) any revocation of

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

any license or permit issued to Mainbridge, Pump Manufacturer, or any of their affiliates that is necessary for Mainbridge, Pump Manufacturer, or such affiliate to have Pumps or Consumables manufactured or to sell Pumps or Consumables.

Traceability System. Mainbridge shall maintain a traceability system that assures that each Pump delivered to each Applicable Purchaser can be separately identified. Each Supply Agreement shall require the Applicable Purchaser to maintain a traceability system that assures that each Pump can be traced to the patient to whom such Pump has been provided.

Maintenance of Records. Mainbridge shall maintain quality records with respect to Pumps and Consumables that meet all applicable regulatory requirements.

Quality Audits. Pumps are manufactured by Pump Manufacturer for Mainbridge. Mainbridge will conduct periodic quality audits of Pump Manufacturer manufacturing facilities. Mainbridge will provide Liquidia and Sandoz, within thirty (30) days after completion of each such audit, a certificate stating that such audit has been completed and the date on which it took place.

Recalls. Mainbridge shall promptly notify Liquidia, Sandoz and each Applicable Purchaser in the event of a Pump or Consumables recall. In the event of such a recall, Mainbridge shall notify each Applicable Purchaser of the affected lot or serial numbers of the Pumps and/or Consumables being recalled. Mainbridge will pay freight charges for all recalled Pumps and Consumables from the Applicable Purchasers’ facilities to Mainbridge. Replacements for recalled Pumps and Consumables will be shipped free of charge to the Applicable Purchasers by Mainbridge as soon as reasonably feasible.

Complaint Handling and Notification. Liquidia, Sandoz and each Applicable Purchaser shall promptly notify Mainbridge of any Pump Complaints (as hereinafter defined) of which it becomes aware, and Mainbridge will investigate such Pump Complaint. Mainbridge shall maintain a database of all Pump Complaints and any confirmed defects relating to Pumps or Consumables. As used in this Section 5.9, the term “Pump Complaint” means any alleged deficiency relating to the identity, quality, durability, reliability, safety, effectiveness or performance of a Pump or Consumable.

Duty to Report Incidents. Without limiting the obligations of Liquidia, Sandoz and the Applicable Purchasers under Section 5.9 above to notify Mainbridge of all Pump Complaints, Liquidia, Sandoz, the Applicable Purchasers and Mainbridge shall promptly inform each other of incidents, whether occurring in clinical trials or in patient use after the FDA Approval Date, involving death or serious injury, malfunctions that, if recurrent, may cause or contribute to death or serious injury, or other material quality problems or material quality concerns of which such Party becomes aware. Each Party shall fully cooperate with Mainbridge to enable Mainbridge to comply with any reporting obligations regarding such incidents or quality concerns.

MILESTONE PAYMENTS

The following milestone payments shall be payable by Liquidia and Sandoz, collectively, to Mainbridge, subject to the terms set forth below (“Milestone Payments”):

Milestone	Milestone Payment
Execution of this Agreement	[***]
Receipt of FDA notice of Acceptance Review of 510(k) for the Pumps and its associated 510(k) number	[***]
FDA Approval Date	[***]
First Sale Date	[***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

All Milestone Payments will be invoiced by Mainbridge to Sandoz upon achievement of the applicable milestone and are due and payable within sixty (60) days of the date of the invoice, except the first Milestone Payment. Liquidia shall pay the first Milestone Payment within five (5) business days of the execution of this Agreement. Mainbridge shall notify Sandoz and Liquidia when each subsequent Milestone Payment becomes due. Sandoz shall issue a purchase order to Mainbridge for the total Milestone Payments amount after the first Milestone.  Mainbridge shall then submit to Sandoz a written invoice for each Milestone Payment that references the Sandoz purchase order number.

PRICING AND PAYMENT

Pricing for Pumps and Consumables. The pricing to the Applicable Purchasers for the Pumps and Consumables from the date of this Agreement until the end of the [***] period following the FDA Approval Date (the “Initial Pricing Period”) shall not exceed [***] per Pump.  Following the end of the Initial Pricing Period, Mainbridge may, in its discretion (but no more than once per calendar year), increase the prices for Pumps and Consumables, but not by a percentage in excess of the increase in the medical consumer price index from the date of the last pricing change (or in the case of the first pricing change, the date of this Agreement) to the date of the pricing change then being implemented. Mainbridge will notify Liquidia, Sandoz and the Applicable Purchasers in writing thirty (30) days prior to any such price change taking effect. The Applicable Purchasers’ obligation to pay the foregoing prices for the Pumps and Consumables is not contingent on either the availability, or amount, of reimbursement.

Favorable Pricing. Notwithstanding anything in Section 7.1 to the contrary, during the Term, the prices provided by Mainbridge to Liquidia, Sandoz or the Applicable Purchasers in the Territory shall be no higher than the prices at which the Pumps and Consumables (or comparable pumps and consumables) are sold to any third party.

Payment Terms. Milestone Payments and any other amounts due to Mainbridge under this Agreement are to be paid in U.S. Dollars.  All payments other than Milestone Payments are due within sixty (60) days of the date of invoice. Any payment which is not made within sixty (60) days of the invoice date may, in the discretion of Mainbridge after a fourteen (14) day grace period, be subject to a late charge of 1.0% per month from the date such payment was due until the date such payment is made in full. If Mainbridge is required to engage third parties (such as attorneys) to collect on payments that are more than sixty (60) days past due, Mainbridge may also collect reasonable fees it incurs, including attorney fees, in the collection of such late payments.

Use Taxes, Sales Taxes and Duties. The prices for the Pumps and Consumables do not include sales taxes or duties that Mainbridge may be required to collect or pay upon shipment of the Pumps and Consumables to Applicable Purchasers, Sandoz or Liquidia. Any applicable sales taxes, duties or similar obligations will be the responsibility of the purchaser and will be invoiced to the purchaser by Mainbridge.

Rights to Protect Pumps for Liquidia/Sandoz Treprostinil

Exclusivity with Respect to Treprostinil. Liquidia and Sandoz shall each have certain exclusive rights, during the Term:.

1.1.9.During the Term, Mainbridge will not enter into any agreements (including Supply Agreements) that would permit Pumps or Consumables to deliver generic treprostinil products other than Sandoz’s Treprostinil (“Other Treprostinil”) without Liquidia’s and Sandoz’s prior written consent.
1.1.10.With respect to all Pumps and Consumables sold by Mainbridge to parties other than Liquidia, Sandoz or an Applicable Purchaser, Mainbridge will enter into an agreement with such third party whereby the third party agrees that the Pumps and Consumables may not be used to administer treprostinil. Liquidia and Sandoz will be a named third-party beneficiaries of such agreements with respect to the enforcement of the limitations described above.
1.1.11.With respect to all Pumps and Consumables sold by Mainbridge, Mainbridge will provide a copy of all sales contracts to Liquidia and Sandoz (redacted for confidentiality purposes) to demonstrate consistency with Section 8.1.1 and Section8.1.2.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

1.1.12.Mainbridge, Liquidia and Sandoz will also explore in good faith other methods (including software modifications), as mutually agreed upon among Liquidia, Sandoz and Mainbridge, to prevent the Pumps, other than those purchased by Liquidia, Sandoz and/or Applicable Purchasers, from being used for treprostinil while not impeding Mainbridge’s ability to use Pumps for drugs other than treprostinil.

Survivability of Liquidia and Sandoz Rights and Mainbridge Rights. Except as set forth in this Article 8, Mainbridge shall retain the right to distribute Pumps and Consumables both inside and outside the Territory. In the event of an early termination of this Agreement due to an uncured Material Breach by Mainbridge or a Bankruptcy of Mainbridge, the exclusive rights granted to Liquidia and Sandoz (and corresponding restrictions on Mainbridge) in this Article 8 shall survive such termination for a period of time equal to the remainder of the Initial Term had this Agreement not been terminated.

Non-Circumvention. Liquidia and Sandoz understand and acknowledge that Mainbridge’s relationship with Pump Manufacturer has taken much time and effort to develop and is valuable in nature. Liquidia and Sandoz agree that if Mainbridge has an exclusive contract to sell or market the Pump in the Territory, Liquidia and Sandoz will not (i) enter into an agreement with Pump Manufacturer for the distribution of the Pump and (ii) will not work with Pump Manufacturer to distribute the Pumps in the Territory through parties other than Mainbridge.

Mainbridge Support and Training and Cooperation

Training. At such times and places as the Parties may mutually agree, Mainbridge shall provide to selected employees, sales representatives and customer service representatives of Liquidia, Sandoz and the Applicable Purchasers appropriate training and instruction in the use of the Pumps and Consumables, the procedures necessary to perform quality assurance inspections and troubleshooting of the Pumps and Consumables, and the information necessary to provide first level telephone support to customers and patients with respect to Pumps and Consumables. Ten (10) training days will be provided by Mainbridge without charge to Liquidia, Sandoz and to each Applicable Purchaser, provided that Liquidia, Sandoz and the Applicable Purchasers are responsible for any reasonable travel costs incurred by their respective employees and representatives in attending such training, which shall be held in the United States. Any additional training days requested by Liquidia, Sandoz or any Applicable Purchaser will be provided at a fee of [***] per day, plus any reasonable travel costs incurred by Mainbridge personnel in providing such training, and any travel costs incurred by employees and representatives of Liquidia, Sandoz and/or such Applicable Purchaser in attending such training.

Pump and Consumables Information. Mainbridge shall furnish to Liquidia, Sandoz and each Applicable Purchaser, at no cost to Liquidia, Sandoz or the Applicable Purchaser, information and technical data with respect to Pumps and Consumables to enable Liquidia, Sandoz and/or the Applicable Purchaser to prepare appropriate product descriptions for use in connection with the Pump and Consumables.

Advanced Technical Support. Mainbridge will, on or before the First Sale Date, have established a technical support office, providing 24/7 support for second line questions about Pumps and Consumables (“Technical Support Office”). Prior to Mainbridge implementing such Technical Support Office, Liquidia and Sandoz shall have the right to review and provide input into the plan for the Technical Support Office, including identifying what support patients are likely to require.  Mainbridge agrees to work in good faith with Liquidia and Sandoz to incorporate such input into the implementation of the Technical Support Office.  Such Technical Support Office will provide trouble-shooting, testing, and technical advice to Liquidia, Sandoz or Applicable Purchasers when they cannot provide first line support.

Servicing of Pumps.  Under the terms of the Supply Agreements, Mainbridge will agree to service the Pumps.  Mainbridge shall provide a level of service with respect to the Pumps purchased by Liquidia, Sandoz and the Applicable Purchasers that is no less than the service level it provides with respect to other Pumps and at a cost that is no more than the amount charged to service other Pumps.

Agreement Coordinators. Each Party acknowledges that the Parties will need to work closely with each other in order perform the transactions contemplated by this Agreement. Accordingly, each Party hereby designates a representative who will be such Party’s primary contact under this Agreement (such Party’s “Agreement Coordinator”). The initial Agreement Coordinator for Mainbridge shall be Douglas Schmidt, the initial Agreement Coordinator for Sandoz shall be identified by Sandoz within 30 days from the execution of this Agreement and the

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

initial Agreement Coordinator for Liquidia shall be identified by Liquidia within 30 days from the execution of this Agreement. Any change in the identity of any of the Agreement Coordinators must be communicated to the other Parties in a writing signed by an officer of the Party changing its Agreement Coordinator.

Quarterly Business Reviews. It is expected that the Agreement Coordinators will be in frequent contact with each other. In addition, the Parties shall hold business reviews at least quarterly with respect to the performance of this Agreement. Such quarterly business reviews will be attended by the Agreement Coordinators, at least one other member of management of each Party and such other individuals as the Parties may agree.

Term and Termination

Initial Term. The initial term of this Agreement shall commence as of the date hereof and shall continue until the tenth (10th) anniversary of the FDA Approval Date unless sooner terminated in accordance with this Article 10 (the “Initial Term”).

Automatic Extension. Subject to earlier termination pursuant to this Article 10, the term of this Agreement shall automatically be extended for successive one (1) year periods (each a “Renewal Term”) unless a Party gives to the other Parties, at least twelve (12) months prior to the expiration of the Initial Term or the expiration of the then-current Renewal Term, written notice of its intention that this Agreement terminate at the end of the then-current term. The Initial Term together with any Renewal Terms shall be referred to herein as the “Term.”

Termination. This Agreement may be terminated by a Party (i) in the case of a material breach of this Agreement by another Party (in each case a “Material Breach”), which Material Breach is not cured within thirty (30) days following the giving of written notice of such Material Breach by the non-breaching Party to the breaching Party, or (ii) immediately, if another Party shall file a petition in bankruptcy, shall be adjudicated a bankrupt, shall take advantage of the insolvency laws of any state or nation, be voluntarily or involuntarily dissolved or shall have a receiver, trustee or other court officer appointed for substantially all of its property (collectively, “Bankruptcy”).

Termination Upon Discontinuation of Sales of Treprostinil. This Agreement may be terminated by Mainbridge, upon thirty (30) days prior written notice to Liquidia and Sandoz, if Sandoz ceases to sell and distribute Treprostinil.

Survival. The obligations and restrictions described in this Agreement as surviving the termination or expiration of this Agreement, Sections 3.7 and 3.8 and Articles 10, 11, 12, 13 and 14 shall survive any termination or expiration of this Agreement.

Insurance, Indemnification, and Disclaimer of Liability

Maintenance of Insurance by Mainbridge. Mainbridge shall maintain at all times during the Term, product liability insurance with limits of not less than [***] per occurrence and [***] annual aggregate. Liquidia, Sandoz and each Applicable Purchaser shall each be entitled to the benefits of the vendor endorsement to Mainbridge’s product liability insurance policy with respect to Pumps and Consumables resold by the Applicable Purchaser, Sandoz and Liquidia, as applicable. Mainbridge shall, from time to time, at the request of Liquidia, Sandoz or the Applicable Purchaser, provide the requester with a certificate of insurance evidencing the foregoing. Failure to maintain such insurance in full force and effect during the Term in accordance with all of the requirements of this Section 11.1, shall be a material breach of this Agreement.

Indemnification by Mainbridge. Mainbridge hereby agrees to indemnify and hold harmless Liquidia, Sandoz, each Applicable Purchaser, their respective successors and assigns, and each present, future and former director, officer, employee, agent and representative thereof (each a “Liquidia/Sandoz Indemnitee”), from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against any Liquidia/Sandoz Indemnitee by an unrelated third party, arising out of, or resulting from any claim by such third party that (i) the Pumps or Consumables infringe or violate the intellectual property rights of such third party, or (ii) a manufacturing or design defect in a Pump or Consumable caused personal injury to such third party.  The applicable Liquidia/Sandoz Indemnitee shall give Mainbridge prompt written notice of any such

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

claim described in this Section 11.2 (a “Liquidia/Sandoz Indemnitee Claim”); provided, however, that failure to provide such notice promptly shall not limit Mainbridge’s obligations under this Article 11 except to the extent Mainbridge was prejudiced thereby.  The applicable Liquidia/Sandoz Indemnitee will reasonably cooperate with Mainbridge, at Mainbridge’s sole cost and expense, to defend and/or settle such Liquidia/Sandoz Indemnitee Claim.  Mainbridge shall have sole control over the defense and settlement of the Liquidia/Sandoz Indemnitee Claim. Mainbridge shall not, without the prior written consent of any affected Liquidia/Sandoz Indemnitee, such consent not to be unreasonably withheld, enter into any settlement which imposes on such Liquidia/Sandoz Indemnitee any obligation other than the payment of money, which payment is fully covered by Mainbridge’s indemnification obligations under this Section 11.2.

Limitation of Damages. Except for consequential damages awarded against a Liquidia/Sandoz Indemnitee as a result of a Liquidia/Sandoz Indemnitee Claim, which damages are the responsibility of Mainbridge under Section 11.2, NO PARTY HERETO SHALL BE LIABLE TO THE OTHERS FOR ANY AMOUNTS REPRESENTING LOST REVENUES OR PROFITS, PUNITIVE DAMAGES, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, EVEN IF THEY WERE FORESEEABLE OR A PARTY HAS INFORMED THE OTHER PARTIES OF THEIR POTENTIAL.

Survival. The indemnification and limitation of liability provisions of this Article 11 shall survive the termination or expiration of this Agreement.

Intellectual Property

Ownership of Intellectual Property Related to Pumps and Consumables. All intellectual property rights of Mainbridge and Pump Manufacturer relating to the Pumps and Consumables, including without limitation, the design thereof, and the technology contained therein, together with all trademark, copyright and patent protection thereon, as well as any trade secrets relating thereto, are, as between the Parties hereto, the sole and exclusive property of Mainbridge or Pump Manufacturer, and this Agreement does not confer on Liquidia or Sandoz any ownership rights in any intellectual property associated with the Pumps or Consumables.

 Confidentiality

Confidential Information. During the Term, a Party (the “Recipient”) may receive, orally, or in writing, or have access to, confidential information of another Party (the “Discloser”) including but not limited to, information or data concerning the Discloser’s products or product plans, business operations, strategies, customers and related business information (“Confidential Information”). The Recipient shall not disclose Confidential Information of the Discloser to any third party and shall not use the Confidential Information of the Discloser for any purpose other than the performance of, or exercise of rights or licenses granted in, this Agreement. The Recipient will protect the confidentiality of the Discloser’s Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care. Except as permitted above, Confidential Information may be disclosed to, and used by, only those employees of the Recipient who have a need to know such information for the purposes related to this Agreement. The Parties acknowledge that all technical information related to the Pumps and the Consumables is Confidential Information of Mainbridge.

Required Disclosure.  Notwithstanding Section 13.1, the Parties acknowledge that a Recipient may disclose Confidential Information of the Discloser if required to do so by law.  In the event Recipient is required by law to disclose Discloser’s Confidential Information, the Recipient shall give the Discloser prompt written notice thereof in order to afford the Discloser a reasonable opportunity to seek a protective order or confidential treatment.

Exclusions. The foregoing confidentiality obligations shall not apply to any information that is (a) already known by the Recipient prior to disclosure, (b) independently developed by the Recipient without use of or reference to Discloser’s Confidential Information, (c) publicly available through no fault of the Recipient, or (d) rightfully received by the Recipient from a third party with no duty of confidentiality.

Survival.  This Article 13 shall survive termination or expiration of this Agreement.

General Provisions

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Waiver. No departure from or waiver of any of the terms of this Agreement shall be deemed to authorize any prior or subsequent departure or waiver and a Party hereto shall not be obligated to continue any departure or waiver or to permit any subsequent departure or waiver.

Relationship of the Parties. The relationship between the Parties hereto is strictly that of independent contractors. It is not the intent of the Parties to form any partnership or joint venture or similar relationship of any kind.

Assignability. Neither this Agreement, nor any portion hereof, may be assigned by a Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. If an entity that purchases all or substantially all of the capital stock or assets of a Party, which merges with a Party, or into which a Party merges, or which purchases the portion of the business of a Party to which this Agreement relates, shall not be considered an assignee for purposes of this provision, so that no consent to assignment shall be necessary in such situation. This Agreement shall be binding upon the successors (including by way of merger, acquisition, etc.) and assigns of both parties.

Notices. All notices, requests or demands required or given hereunder shall be in writing and shall be given by hand delivery or by reputable overnight courier service to the following addresses:

If to Mainbridge:Mainbridge Health Partners

c/o Mike Ward

30399 North Chardon Lane

Grayslake IL 60030

If to Liquidia:Liquidia PAH, LLC

419 Davis Drive, Suite 100

Morrisville, NC 27560

Attn: Scott Moomaw

E-mail: scott.moomaw@liquidia.com

With copy to:

Liquidia PAH, LLC

419 Davis Drive, Suite 100

Morrisville, NC 27560

Attn: General Counsel

E-mail: legal@liquidia.com

If to Sandoz:Sandoz Inc.

100 College Road West

Princeton, NJ 08540

Attn: President

With a copy to:

Sandoz Inc.

100 College Road West

Princeton, NJ 08540

Attn: General Counsel

Notices shall be deemed given on the date delivered if given by hand delivery or on the second business day following timely delivery to the overnight courier service if given by overnight courier service. This Section shall survive the termination or expiration of this Agreement.

Force Majeure. No Party shall be liable for failure to perform or for delay in performance due to fire, flood, strike or other labor difficulty, act of God, act of any governmental authority which is not specific to such Party, riot, embargo, delay in transportation, or due to any cause beyond such Party’s reasonable control, including an inability

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

to obtain necessary labor or materials that is beyond such Party’s reasonable control. In the event of delay in performance due to any cause described in this Section, the time for completion will be extended by a period of time reasonably necessary to overcome the effect of such delay.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Integration; Amendment. This Agreement, together with any Supply Agreement(s) executed between the parties, supersedes any prior agreements between the Parties with respect to the subject matter hereof and contains the entire understanding of the parties with respect to the subject matter hereof. There are no other agreements existing among Mainbridge, Sandoz and Liquidia with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written instrument properly executed by authorized officers of each Party hereto.  The foregoing notwithstanding, this Agreement shall not affect any bilateral agreements between just two of the Parties hereto.

Severability. The invalidity or unenforceability of any term or provision of this Agreement or of the application of any such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement and its application to other persons or circumstances. Each invalid or unenforceable term or provision shall be enforced to the greatest extent permitted by law and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect.

Publicity/Press Releases. Without the prior written consent of the other Parties, no Party may publicize or disclose to any third party the terms of this Agreement; provided, however, that any Party may disclose the existence of this Agreement to any third party and any Party may disclose the terms of this Agreement as required by law, including the securities laws of the United States, or in confidence in connection with a financing, merger or other acquisition transaction. No Party shall issue a press release with respect to this Agreement or the relationship contemplated hereby without the prior written consent of the other Parties; provided that any Party, may issue a press release without the prior written consent of the other Parties if such press release is necessary to comply with that Party’s obligations under the securities laws of the United States.

[signature page follows]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

IN WITNESS WHEREOF, the parties hereby affix their signatures as acceptance of the terms and conditions contained herein as of the date first above written.

Mainbridge Health Partners, LLC

By: /s/ Douglas Schmidt   DATE: 01-Dec-22

Name: Douglas Schmidt

Title: President

Liquidia PAH, LLC

By: /s/ Michael Kaseta   DATE: 01-Dec-22

Name: Michael Kaseta

Title: Chief Financial Officer

Sandoz Inc.

By: /s/ Timothy de Gavre   DATE: 01-Dec-22

Name: Timothy de Gavre

Title: VP, Chief Commercial Officer US

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXHIBIT A

Description of Consumables

Tto be mutually agreed to by the parties subsequent to the date this Agreement is executed

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXHIBIT B

Specifications for Pump

Pump Manufacturer: [***] and its successors and assigns who have rights to distribute or license the right to distribute the Pumps and Consumables in the Territory

Specifications to be mutually agreed to by the parties within thirty (30) days of the date upon which this Agreement is executed. Specifications will be based on the existing [***]